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                                                                   Exhibit 21.1

                                  Subsidiaries

Compton's NewMedia, Inc. (California)
Compton's Learning Company (Delaware)
Future Vision Holding, Inc. (New York)
Future Vision Multimedia Inc. (New York)
Multimedia Products Corp. (New York)
SuperStudio Ltd. (Israel)
SoftKey Holdings Corporation (Ontario)
SoftKey Software Products Inc. (Ontario)
SoftKey Holdings GmbH (Germany)
tewi Verlag GmbH (Germany)
Personal Soft S.A. (France)
SoftKey International Limited (England)
SoftKey International (Ireland) Ltd. (Ireland)
SoftKey International K.K. (Japan)
SoftKey Inc. (Minnesota)
SoftKey Multimedia Inc. (Massachusetts)
The Learning Company (Delaware)
Hyperglot Software Co., Inc. (Tennessee)